EXHIBIT 99.1
AMERICAN CLAIMS EVALUATION, INC. ANNOUNCES
ACQUISITION OF INTERACTIVE THERAPY GROUP CONSULTANTS, INC.
JERICHO, NY, September 16, 2008: American Claims Evaluation, Inc. (Nasdaq: AMCE) (the “Company”) announced today that on September 12, 2008 (the “Closing Date”), the Company acquired Interactive Therapy Group Consultants, Inc. (“ITG”) pursuant to a Stock Purchase Agreement (“Stock Purchase Agreement”) entered into by and among the Company, John Torrens, Kyle Palin Torrens and Carlena Palin Torrens. ITG is in the business of providing a comprehensive range of services to children with developmental delays and disabilities.
The Company had previously reported that this acquisition would be effected through the acquisition of substantially all of the assets and business of ITG. However, due to concerns over the timing of the assignment of contracts by ITG to the Company, it was deemed to be in the best interest of both parties to re-structure the deal in the form of a stock sale. The purchase price paid to the shareholders of ITG was adjusted accordingly.
Under the terms of the Stock Purchase Agreement, the Company paid a purchase price of $570,000 in cash to the Sellers. Following the Closing Date, the purchase price is subject to adjustment depending on the final determination of the tangible net worth of ITG as of the close of business on the Closing Date. Pursuant to the Stock Purchase Agreement, $105,000 of the cash consideration was deposited into an escrow account in accordance with an Escrow Agreement to assure that there are funds available to satisfy certain indemnification obligations.
ITG also entered into a two-year Employment Agreement (the “Employment Agreement”) with John Torrens in connection with the Stock Purchase Agreement. Under this Employment Agreement, Mr. Torrens will be employed as President of ITG, is entitled to receive an annual base salary of $200,000 and is entitled to certain other benefits. The Employment Agreement contains non-competition, non-solicitation and confidentiality provisions.
Subsequent to the Closing Date, the Company paid off ITG’s line of credit and a term note payable totaling approximately $1,105,000, including interest. ITG will seek a new line of credit for working capital purposes, if deemed necessary.
On September 12, 2008, the Company also completed the disposition of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) whereby the Company sold all of the issued and outstanding shares of RPM to Stephen D. Renz, the President of RPM, for a purchase price of $150,000 in cash, plus an additional purchase price of up to $150,000 in cash contingent upon the future net earnings of RPM calculated over a period of five years from and after the closing of the transaction.
Regarding the acquisition of ITG, Gary Gelman, the Company’s Chairman of the Board, announced plans to seek additional acquisition opportunities in this highly-fragmented industry in addition to the current opportunities for organic growth available to ITG.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.